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                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                      FORM 15

         Certification and Notice of Termination of Registration under
      Section 12(g) of the Securities Exchange Act of 1934 or Suspension of
            Duty to File Reports Under Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934.

                         Commission File Number 333-2402

                                    FBT BANCORP
             (Exact name of registrant as specified in its charter)


               9400 OLD HAMMOND HWY., BATON ROUGE, LA 70809-1418
                                   (504)923-0232
    (Address, including zip code, and telephone number including area code, of registrant's principal executive offices)


                           COMMON STOCK, $.01 PAR VALUE
            (Title of each class of securities covered by this Form)


                                 NOT APPLICABLE
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)     [ ]         Rule 12h-3(b)(1)(ii)     [ ]
   Rule 12g-4(a)(1)(ii)     [ ]          Rule 12h-3(b)(2)(i)     [ ]
    Rule 12g-4(a)(2)(i)     [ ]         Rule 12h-3(b)(2)(ii)     [ ]
   Rule 12g-4(a)(2)(ii)     [ ]                   Rule 15d-6     [ ]
    Rule 12h-3(b)(1)(i)     [X]


 Approximate number of holders of record as of the certification or notice date:

                                     50

   Pursuant to the requirements of the Securities Exchange Act of 1934 FBT Bancorp has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE: October 18, 1996            By: /s/ H. LYNN JUBAN
                                      -------------------------------------
                                      H. Lynn Juban
                                      President and Chief Executive Officer